Huttig Building Products, Inc. Acquires BenBilt Building Systems

ST. LOUIS, MO -- (Marketwired - April 04, 2016) - Huttig Building Products, Inc. (NASDAQ: HBP), one of the nation's largest wholesale distributors of millwork and specialty building products used principally in new residential construction and home improvement, today announced the acquisition of BenBilt Building Systems ("BenBilt"), a leading wholesale distributor and door fabricator serving customers in the Mid-Atlantic region.

BenBilt has served the Mid-Atlantic region for 15 years and has built its reputation on providing the finest quality products, unparalleled service and overall value to their customers. BenBilt primarily focuses on fabricating pre-hung and pre-finished exterior door systems to pro-dealer and retail customers utilizing fiberglass and steel doors manufactured by Therma-Tru.

"BenBilt complements our brand, product, and service strategies, expands our geographical coverage in Delaware, Maryland, New York, Ohio, Pennsylvania, Virginia, and West Virginia, and strengthens our position as the largest door fabricator and value-add millwork distributor in the country," said Jon Vrabely, President and CEO of Huttig. "We are very pleased to add BenBilt to our distribution network and are excited to welcome the entire BenBilt team to Huttig." Jim Bennett, Managing Partner of BenBilt, added, "We are eager to join the Huttig team and look forward to accelerating our growth in the Mid-Atlantic region." BenBilt was represented in the transaction by the investment banking firm, The JIAN Group, Fredericksburg, Virginia.

About Huttig Building Products, Inc.

Huttig, currently in its 131st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Safe Harbor / Forward Looking Statement

This release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding our future business and financial performance. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Don Hake
investor@huttig.com
(314) 216-2600